UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 16, 2012

StemCells, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-19871	94-3078125
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7707 Gateway Blvd, Suite 140, Newark, California		94560
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	510.456.4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 16, 2012, StemCells, Inc. ("StemCells" or the "Company") received written notice (the "Notice") from the Nasdaq Stock Market ("Nasdaq") that the Company is no longer in compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Global Market. Nasdaq Global Market Listing Rule 5450(b)(1)(A) requires registrants to maintain a minimum of $10,000,000 in stockholders’ equity. As disclosed in the Company’s most recently filed Form 10-Q, the Company’s stockholders’ equity, as reported as of March 31, 2012, did not meet this requirement.

In accordance with applicable Nasdaq Listing Rules, the Company has 45 calendar days from the date of the Notice to submit to Nasdaq either a plan to regain compliance with this continued listing requirement or an application to voluntarily transfer listing of the Company’s common stock to the Nasdaq Capital Market, which has a lower stockholders' equity requirement for continued listing. As a result of the expiration and termination of liability for 5.3 million of the Company's Series B warrants on May 2, 2012, the Company believes that it can satisfy the stockholders' equity requirement for continued listing on the Nasdaq Capital Market and would continue to do so for the foreseeable future. The Company therefore currently believes transferring the listing of its common stock to the Nasdaq Capital Market would be in the best interests of the Company’s stockholders, and it intends to discuss this option with Nasdaq.

In addition, on May 16, 2012, the Company received a letter from Nasdaq providing notification that the closing bid price for the Company’s common stock had been below $1.00 per share for the previous 30 consecutive business days, and that the Company is therefore not in compliance with the requirements for continued inclusion on the Nasdaq Global Market under Nasdaq Listing Rule 5450(a)(1). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), StemCells has 180 calendar days, or until November 12, 2012, to regain compliance with this minimum bid price requirement. The Nasdaq Capital Market has a similar $1.00 per share minimum bid requirement for continued listing.

StemCells can regain compliance with the $1 minimum bid listing requirements of the Nasdaq Global Market and the Nasdaq Capital Market if the closing bid price of the Company’s common stock is $1.00 per share or higher for a minimum of ten consecutive business days during this initial 180-day compliance period. If compliance in not achieved by November 12, 2012, the Company expects that Nasdaq would provide written notification to StemCells that its securities are subject to delisting. StemCells will continue to monitor the closing bid price for its common stock and consider its available options to regain compliance with the Nasdaq minimum bid requirements, which may include applying for an extension of the compliance period or appealing to a Nasdaq Hearings Panel.

The Company is continuing to assess its options to maintain the listing of its common stock in light of these two recent notifications by Nasdaq.

Apart from statements of historical fact, certain statements made in this report constitute forward-looking statements within the meaning of the U.S. securities laws, and are subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the Company’s intent or ability to regain compliance with the Nasdaq’s continued listing rules, the Company’s ability to appeal any decisions taken by Nasdaq, and the Company’s ability to continue to have its common stock listed on the Nasdaq Global Market or on any securities exchange. These forward-looking statements speak only as of the date of this Form 8-K. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including those described under the heading “Risk Factors” in Item 1A of Part I of the Company’s Annual Report on Form 10-K, for the year ended December 31, 2011, and in the Company’s subsequent reports on Form 10-Q and Form 8-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

StemCells, Inc.

May 21, 2012	By:	/s/ Kenneth Stratton

Name: Kenneth Stratton
Title: General Counsel